MEDICUS HOMECARE INC. FILES AMENDED CURRENT REPORT

REGARDING THE ACQUISITON OF BEATMUNGSPFLEGE 24 GMBH

Stuttgart, Germany, June 25, 2015 – Medicus Homecare Inc. (OTC: MDCRE) (the “Company”) is pleased to announce that it has filed an amended current report on Form 8-K (the “Report”) in response to a comment letter from the Securities Exchange Commission.

The Report disclosed the transactions involved in the share purchase agreement date September 3, 2014 (the “Share Purchase Agreement”) entered into with the wholly-owned subsidiary of the Company, Medicus Homecare Inc. (the “Subsidiary”), Dr. Orhan Karahodza (the “Vendor”), Beatmungspflege 24 GmbH (“Beatmungspflege 24”) and Dr. Elmedina Adzemovic for the acquisition of all of the issued and outstanding shares of Beatmungspflege 24 from the Vendor by the Subsidiary. Beatmungspflege 24 was formed to acquire the medical in-home care services proprietorships operated by Dr. Orhan Karahodza and Dzenana Karahodza for several years under the names Das Pflegeland and Premium-Pflegedienst Pflegeland (the “Predecessors”).  Beatmungspflege 24 acquired the Predecessors under contribution agreements dated effective as at July 1, 2014.  Prior to the acquisition of the Predecessors, Beatmungspflege 24 did not carry on any business.

Under the terms of the Share Purchase Agreement, the Subsidiary, acquired Beatmungspflege 24 for aggregate consideration of USD$100 (the “Acquisition”). Concurrent with closing of the Acquisition, our former President, Dr. Elmedina Adzemovic, transferred 40,800,000 of shares of our common stock held by her to the Vendor.  As a result of the transfer of her shares to the Vendor, Dr. Adzemovic no longer owns any shares of the common stock of the Company.  Accordingly, the Company experienced a change in control and Dr. Orhan Karahodza now controls 56.2% of our issued and outstanding shares of common stock.

As a result of the Acquisition, the Company changed its business to providing medical in-home care services in Germany.

Corporate Update:

The Company would also like to inform shareholders that it is diligently completing its annual report and audit for the year ended December 31, 2014 and quarterly report for the quarter ended March 31, 2015.  The Company is working closely with its auditors to complete these in short order.  A news release will be issued when they are completed and filed.

“I would like to thank our shareholders for their patience while we complete our annual audit,” stated Dr. Karahodza.  “Once this next step is complete the company intends to return to the OTCQB and maintain a current filing status going forward.  The execution of our business and growth plans are continuing as planned and the company will continue to update shareholders as these positive developments occur.”

ABOUT MEDICUS HOMECARE INC.

The Company offers medical in-home care services in Germany including ventilation for patients  that  suffer  from  debilitating  diseases  such  as  Amyotrophic  Lateral  Sclerosis (ALS), Muscular Dystrophy (MD), Guillain-Barre syndrome (GBS), and Chronic Obstructive Pulmonary Disease (COPD). Other services provided by the Company include acute post-patient care, respiration optimization and monitoring of long-term home respiration.

For additional information regarding the Company, please visit www.medicushomecareinc.com.

On behalf of the Board,

Dr. Orhan Karahodza

President

For further information, please contact: +49 157 894 69537

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with intellectual property protection, marketing and sale, manufacturing and distribution and difficulties associated with obtaining financing on acceptable terms. We are not in control of healthcare trends and prices and these could vary to make our business development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.